Exhibit 2.2

FIRST AMENDMENT
to
SHARE PURCHASE AGREEMENT

    This First Amendment to Share Purchase Agreement (this “Amendment”) amends that certain Share Purchase Agreement dated as of April 18, 2022, by and among TTM Technologies, Inc., a corporation organized under the Laws of Delaware (“Buyer”), Griffon Corporation, a corporation organized under the Laws of Delaware (“Griffon”), and Exphonics, Inc., a corporation under the Laws of Delaware (“Exphonics” and together with Griffon, the “Sellers” and each individually, a “Seller”), as modified by that certain Letter Agreement dated as of May 25, 2022 by and among Buyer and Sellers and that certain Letter Agreement dated as of June 11, 2022 by and among Buyer and Sellers (collectively, the “Purchase Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein shall have those meanings ascribed to them in the Purchase Agreement.

    WHEREAS, pursuant to Section 11.2 of the Purchase Agreement, the Purchase Agreement may be amended, modified or supplemented in a writing signed by the Buyer and the Sellers; and

WHEREAS, the Buyer and the Sellers desire to amend the Purchase Agreement as specified herein;

    NOW THEREFORE, in consideration of the mutual covenants, agreements, and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

    1.    The following definitions are hereby included in Appendix A:

“Escrow Agreement” means that certain Escrow Agreement dated as of the Closing Date, by and among Citibank, N.A. as escrow agent (the “Escrow Agent”), Griffon and Buyer in the form attached to this Amendment as Exhibit A.
“Escrow Amount” means $3,500,000.

“Escrow Release Date” means the second anniversary of the Closing Date.

2.    Section 2.3(b) of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

(b) Estimated Purchase Price. The amount payable by Buyer to the Sellers at the Closing for the Purchased Shares shall be an amount (the “Estimated Purchase Price”) in Dollars equal to (i) Three Hundred Thirty Million Dollars ($330,000,000) (the “Base Closing Cash Amount”), plus (ii) the Estimated Net Working Capital Adjustment (which may be a negative number), minus (iii) the Estimated Funded Indebtedness, plus (iv) the Estimated Closing Date Cash, minus (v) the Estimated Transaction Related Expenses, minus (vi) the Escrow Amount.

3.    Section 2.3(c) of the Purchase Agreement is hereby amended by adding the following subclause (iii):

(iii) the Escrow Amount to the Escrow Agent to be held and disbursed pursuant to the Escrow Agreement and the terms hereof.

4.    Section 2.5 of the Purchase Agreement is hereby amended by adding the following subclause (j):

(j) a duly executed counterpart from the Escrow Agent and Griffon to the Escrow Agreement.

5.    Section 2.6 of the Purchase Agreement is hereby amended by adding the following subclause (d):

(d) a duly executed counterpart from the Buyer to the Escrow Agreement.

6.    Section 9.4 of the Purchase Agreement is hereby amended by adding the following subclause (c):

(c) Escrow. In the event Buyer or a Purchased Company, in accordance with the terms and conditions of this Agreement (including Section 5.19 and Section 9.4), is entitled to recovery from Griffon for an Indian JV Liability, Buyer shall be entitled to recover such amounts first from the then-remaining balance of the Escrow Amount and thereafter against Griffon in accordance with terms and conditions of this Agreement (including, the

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terms and conditions of Section 5.19, Article IX, Section 11.9, Section 11.10 and Section 11.15). Buyer and Griffon agree that, upon the Escrow Release Date, they shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the then-remaining balance of the Escrow Amount to Griffon minus the amount of any then-pending indemnity claims for an Indian JV Liability that have been asserted in accordance with the terms and conditions of this Agreement (including Article IX) prior to the Escrow Release Date; provided that, upon the final resolution of any such claims, Griffon and Buyer shall promptly deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release such held back amounts to Griffon.

    7.    Except as specifically provided herein, all other terms contained in the Purchase Agreement remain unchanged and in full force and effect, unaffected by this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Share Purchase Agreement effective as of June 11, 2022.

TTM TECHNOLOGIES, INC.
By:    /s/ Thomas T. Edman
Name:    Thomas T. Edman
Title: Chief Executive Officer and President
GRIFFON CORPORATION
By:    /s/ Seth L. Kaplan
Name:    Seth L. Kaplan
Title:    Senior Vice President, General Counsel and Secretary
EXPHONICS, INC.
By:    /s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title:    Vice President, Secretary

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